                                                               EXHIBIT (A)(1)(I)
                           OFFER TO PURCHASE FOR CASH
                                       BY
                              RENT-A-CENTER, INC.
                                       OF
                   UP TO 2,200,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $66.00
                         NOR LESS THAN $60.00 PER SHARE

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 5, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

     We invite our stockholders to tender up to 2,200,000 shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $66.00 nor less than $60.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

     On the terms and subject to the conditions of the tender offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 2,200,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $66.00 nor less than $60.00 per share. All shares acquired in the tender offer will be acquired at the same purchase price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as soon as practicable after the expiration of the tender offer. We reserve the right, in our sole discretion, to purchase more than 2,200,000 shares in the tender offer, subject to applicable law. See Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING COMPLETION OF THE REFINANCING OF OUR SENIOR CREDIT FACILITIES AND OUR OFFERING OF SENIOR SUBORDINATED NOTES. SEE SECTION 7 AND SECTION 9.

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. We have agreed to purchase shares at the final tender offer price from Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. on the eleventh business day following the consummation of the tender offer. See Section 12.

     Our shares are listed and traded on The Nasdaq National Market under the symbol "RCII." On April 24, 2003, the last full trading day prior to the announcement of our intention to commence the tender offer, the last reported sale price of our shares was $59.22 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, LEHMAN BROTHERS INC., THE DEALER MANAGER, OR D.F. KING & CO., INC., THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISORS.

     If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or related materials, you should contact the Information Agent.

                      THE DEALER MANAGER FOR THE OFFER IS

                                LEHMAN BROTHERS

April 28, 2003

                                   IMPORTANT

     If you want to tender all or part of your shares, you must do one of the following before the tender offer expires at 5:00 p.m., New York City time, on Thursday, June 5, 2003 (unless the tender offer is extended):

     - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

     - If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the Depositary for the tender offer;

     - If you are an institution participating in The Depository Trust Company, which we call the Book-Entry Transfer Facility in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3; or

     - If you are a participant in the Rent-A-Center, Inc. 401(k) Retirement Savings Plan, which we refer to as our 401(k) Plan, wishing to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 3 by returning the YELLOW Trustee Direction Form to the Depositary at least three business days prior to the expiration date of the tender offer. If the Depositary has not received a participant's instructions at least three business days prior to the expiration date of the tender offer, the trustee of the 401(k) Plan, Intrust Bank, N.A., will not tender any shares held on behalf of that participant.

     STOCKHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

     If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered at Price Determined Under the Tender Offer" in the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $60.00 per share.

     We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

                               TABLE OF CONTENTS

SUMMARY..........................................................    1
FORWARD-LOOKING STATEMENTS.......................................    6
INTRODUCTION.....................................................    7
THE TENDER OFFER.................................................    9
1.   Number of Shares; Proration.................................    9
2.   Purpose of the Offer; Certain Effects of the Tender Offer...   11
3.   Procedures for Tendering Shares.............................   14
4.   Withdrawal Rights...........................................   17
5.   Purchase of Shares and Payment of Purchase Price............   18
6.   Conditional Tender of Shares................................   19
7.   Conditions of the Offer.....................................   20
8.   Price Range of Shares.......................................   22
9.   Source and Amount of Funds; Recapitalization Transactions...   22
10.  Certain Financial Information...............................   24
11.  Certain Information Concerning Us...........................   26
12.  Interests of Directors and Executive Officers; Transactions
     and Arrangements Concerning the Shares......................   28
13.  Certain Legal Matters; Regulatory Approvals.................   31
14.  Certain United States Federal Income Tax Consequences.......   31
15.  Extension of the Offer; Termination; Amendment..............   35
16.  Fees and Expenses...........................................   36
17.  Miscellaneous...............................................   36

                                    SUMMARY

     We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

     We are offering to purchase up to 2,200,000 shares of our common stock. See
Section 1.

WHAT IS THE PURPOSE OF THE TENDER OFFER?

     We believe that the tender offer is a prudent use of our financial resources given our business profile, assets and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. Prior to commencing the tender offer we announced our intention to offer and sell $250 million aggregate principal amount of senior subordinated notes. In addition, we intend to enter into new senior secured credit facilities with a syndicate of lenders that consists of a $450 million term loan, a $120 million revolving credit facility and the right to obtain an additional term loan of up to $80 million under certain circumstances. The proceeds of the offering of the senior subordinated notes, together with cash on hand, will be used to repurchase our existing 11% senior subordinated notes due 2008. The proceeds of the new senior secured credit facilities will be used to repay all borrowings under our existing senior credit facilities, as well as to finance the tender offer, the repurchase of shares from certain of our stockholders following the completion of the tender offer and for certain other purposes. See Section 2 and Section 9.

HOW MANY SHARES WILL YOU PURCHASE IN THE TENDER OFFER?

     We will purchase 2,200,000 shares in the tender offer (representing approximately 6.3% of our outstanding common stock) or such lesser number of shares as are properly tendered. If more than 2,200,000 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by beneficial owners of less than 100 shares), which we will purchase on a priority basis, and conditional tenders. We expressly reserve the right to purchase additional shares in the tender offer subject to applicable SEC rules. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

     We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $60.00 to $66.00 per share. We will select the lowest purchase price that will allow us to buy 2,200,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that we will purchase your shares, you should check the box under the caption "Shares Tendered at Price Determined Under the Tender Offer" in the box entitled "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $60.00 per share. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, as soon as practicable after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

HOW WILL YOU PAY FOR THE SHARES?

     Assuming we purchase 2,200,000 shares in the tender offer at the maximum specified purchase price of $66.00 per share, $145.2 million will be required to purchase such shares. We expect that the maximum aggregate cost, including all fees and expenses applicable to the tender offer, will be approximately $146 million. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, by borrowing up to approximately $200 million under the $450 million term loan portion of our new senior secured credit facilities and using cash on hand. See Section 7 and Section 9.

HOW LONG DO I HAVE TO TENDER MY SHARES?

     You may tender your shares until the tender offer expires. The tender offer will expire on Thursday, June 5, 2003, at 5:00 p.m., New York City time, unless we extend the tender offer. See Section 1. We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Section 1 and Section 15.

CAN THE TENDER OFFER BE EXTENDED, AMENDED OR TERMINATED, AND UNDER WHAT CIRCUMSTANCES?

     We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 15. We can terminate the tender offer under certain circumstances. See Section 7.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE TENDER OFFER OR AMEND THE TERMS OF THE TENDER OFFER?

     If we extend the tender offer we will issue a press release by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 15.

ARE THERE ANY CONDITIONS TO THE TENDER OFFER?

     Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration date, including:

     - We shall have successfully refinanced and increased our senior credit facilities with a new $450 million term loan, a $120 million revolving line of credit and the right to obtain an additional term loan of up to $80 million under certain circumstances and sold at least $250 million aggregate principal amount of our senior subordinated notes, each on terms acceptable to us.

     - No significant decrease in the price of our common stock or in the price of equity securities generally and no adverse changes in the United States stock markets or credit markets shall have occurred during the tender offer.

     - No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism, shall have occurred.

     - No legal action shall have been threatened or taken that might adversely affect the tender offer.

     - No one shall have proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us.

     - No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the tender offer.

     - No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding common stock (other than as publicly disclosed in a filing with the SEC prior to April 28, 2003). In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common stock. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

     - No reasonable likelihood shall exist that our purchase of the common stock in the tender offer will cause the common stock not to continue to be authorized to be quoted on The Nasdaq National Market. See Section 7.

HOW DO I TENDER MY SHARES?

     If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Thursday, June 5, 2003 or any later time and date to which the tender offer may be extended:

     - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

     - If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the Depositary for the tender offer;

     - If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or

     - If you are a participant in our 401(k) Plan wishing to tender any of your shares held in the plan, follow the separate instructions and procedures described in Section 3 by returning the YELLOW Trustee Direction Form to the Depositary at least three business days prior to the expiration date of the tender offer. If the Depositary has not received a participant's instructions at least three business days prior to the expiration date of the tender offer, the trustee of the 401(k) Plan, Intrust Bank, N.A., will not tender any shares held on behalf of that participant.

     If you wish to maximize the chance that we will purchase your shares, you should check the box in the section captioned "Shares Tendered at Price Determined Under the Tender Offer" in the box entitled "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $60.00 per share.

     You may contact the Information Agent, the Dealer Manager or your broker or other financial or tax advisors for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

     There are no guaranteed delivery procedures associated with the tender offer.

ONCE I HAVE TENDERED SHARES IN THE TENDER OFFER, CAN I WITHDRAW MY TENDERED SHARES?

     Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Thursday, June 5, 2003, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after Monday, June 23, 2003. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

     You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in

Section 3. Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the GREEN "Letter to Participants in Our 401(k) Plan" sent to them separately. See Section 4.

IN WHAT ORDER WILL YOU PURCHASE THE TENDERED SHARES?

     We will purchase shares:

     - first, from all holders of "odd lots" of less than 100 shares (not including any shares held in our 401(k) Plan) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

     - second, after purchasing the shares from the "odd lot" holders, from all other stockholders (including participants in our 401(k) Plan) who properly tender shares at or below the purchase price selected by us, on a pro rata basis subject to the conditional tender provisions described in Section 6; and

     - third, only if necessary to permit us to purchase 2,200,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in
       Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1

WHAT DOES THE BOARD OF DIRECTORS THINK OF THE TENDER OFFER?

     Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. You should discuss whether to tender your shares with your broker or other financial or tax advisors. See Section 2.

WILL YOUR DIRECTORS AND EXECUTIVE OFFICERS TENDER SHARES IN THE TENDER OFFER?

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 12.

WILL APOLLO INVESTMENT FUND IV, L.P. OR APOLLO OVERSEAS PARTNERS IV, L.P. TENDER SHARES IN THE TENDER OFFER?

     No. We have entered into a stock purchase and exchange agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., collectively, "Apollo," which together hold approximately 20.03% of our common stock, to purchase a portion of their shares on the eleventh business day following the consummation of the tender offer. The agreement provides that we will purchase the shares from Apollo at the same purchase price paid in the tender offer. See Section 12.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT MY SHARES?

     Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. As a result of the tender offer and our previously announced intention to enter into new senior credit facilities and to complete our offering of senior subordinated notes, our level of stockholder's equity will decline and our total liabilities will increase. See Section 2.

FOLLOWING THE TENDER OFFER, WILL YOU CONTINUE AS A PUBLIC COMPANY?

     We believe that our shares will continue to be authorized for quotation on The Nasdaq National Market, and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2 and Section 7.

WHEN AND HOW WILL YOU PAY ME FOR THE SHARES I TENDER?

     We will pay the purchase price, in cash, without interest, for the shares we purchase as soon as practicable after the expiration of the tender offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, Mellon Investor Services LLC, promptly after the expiration date of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

WHAT IS THE RECENT MARKET PRICE OF MY SHARES?

     On April 24, 2003, the last full trading day before the announcement of our intention to commence the tender offer, the last reported sale price of our common stock on The Nasdaq National Market was $59.22. On April 25, 2003, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on The Nasdaq National Market was $60.50. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSION IF I TENDER MY SHARES?

     If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or a bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable. See the Introduction,
Section 3 and Section 16.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY
SHARES?

     Generally, your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for United States federal income tax purposes. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend subject to ordinary income tax rates. Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 14.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?

     If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHO IS THE CONTACT FOR QUESTIONS ABOUT THE TENDER OFFER?

     The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is D. F. King & Co., Inc. and the Dealer Manager is Lehman Brothers Inc. Their contact information is set forth on the back cover of this Offer to Purchase.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains statements that are not historical facts and may constitute projections, forecasts or forward-looking statements. Such statements only reflect our best assessment at this time, and may be identified by the use of forward-looking terminology, such as "may," "will," "would," "expect," "intend," "could," "estimate," "should," "anticipate" or "believe." We believe the expectations reflected in such statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

     - uncertainties and volatility in the credit markets that could delay or prevent our proposed refinancing of our senior credit facilities and our offering of senior subordinated notes;

     - uncertainties regarding our ability to open new stores;

     - our ability to acquire additional rent-to-own stores on favorable terms;

     - our ability to enhance the performance of these acquired stores;

     - our ability to control store level costs;

     - our ability to realize benefits from our margin enhancement initiatives;

     - the results of our litigation;

     - the passage of legislation adversely affecting the rent-to-own industry;

     - interest rates;

     - our ability to collect on our rental purchase agreements;

     - our ability to effectively hedge interest rates on our outstanding debt;

     - changes in our effective tax rate;

     - changes in our stock price and the number of shares of common stock that we may or may not repurchase under our common stock repurchase program; and

     - the other risks detailed from time to time in our SEC reports.

     In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference herein, for information on these and other risk factors. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

                                  INTRODUCTION

TO THE HOLDERS OF COMMON STOCK OF RENT-A-CENTER, INC.:

     We invite our stockholders to tender up to 2,200,000 shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $66.00 nor less than $60.00 per share, net to the seller in cash, without interest, on the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

     On the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $66.00 nor less than $60.00 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 2,200,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares in the tender offer at the same purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions.

     We will only purchase shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as soon as practicable after the expiration of the tender offer. See Section 1.

     We expressly reserve the right to purchase additional shares in the tender offer subject to applicable SEC rules. See Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS INCLUDING COMPLETION OF THE PREVIOUSLY ANNOUNCED INTENDED REFINANCING OF OUR SENIOR CREDIT FACILITIES AND THE OFFERING OF OUR NEW SENIOR SUBORDINATED NOTES. SEE SECTION 7.

     WE BELIEVE THAT THE TENDER OFFER IS A PRUDENT USE OF OUR FINANCIAL RESOURCES GIVEN OUR BUSINESS PROFILE, OUR ASSETS AND THE CURRENT MARKET PRICE OF OUR SHARES, AND THAT INVESTING IN OUR OWN SHARES IS AN ATTRACTIVE USE OF CAPITAL AND AN EFFICIENT MEANS TO PROVIDE VALUE TO OUR STOCKHOLDERS. PRIOR TO COMMENCING THE TENDER OFFER WE ANNOUNCED OUR INTENTION TO OFFER AND SELL $250 MILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR SUBORDINATED NOTES. IN ADDITION, WE INTEND TO ENTER INTO NEW SENIOR SECURED CREDIT FACILITIES WITH A SYNDICATE OF LENDERS THAT CONSISTS OF A $450 MILLION TERM LOAN, A $120 MILLION REVOLVING CREDIT FACILITY AND THE RIGHT TO OBTAIN AN ADDITIONAL TERM LOAN OF UP TO $80 MILLION UNDER CERTAIN CIRCUMSTANCES. THE PROCEEDS OF THE OFFERING OF SENIOR SUBORDINATED NOTES, TOGETHER WITH CASH ON HAND, WILL BE USED TO REPURCHASE OUR EXISTING 11% SENIOR SUBORDINATED NOTES DUE 2008. THE PROCEEDS OF THE NEW SENIOR SECURED CREDIT FACILITIES WILL BE USED TO REPAY ALL BORROWINGS UNDER OUR EXISTING SENIOR FACILITIES, AS WELL AS TO FINANCE THIS TENDER OFFER, THE REPURCHASE OF SHARES FROM APOLLO FOLLOWING THE COMPLETION OF THE TENDER OFFER AND FOR CERTAIN OTHER PURPOSES. SEE SECTION 2 AND SECTION 9.

     Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2.

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. We have agreed to purchase shares at the final tender offer price from Apollo on the eleventh business day following consummation of the tender offer. See Section 12.

     On the terms and subject to the conditions of the tender offer, if at the expiration of the tender offer more than 2,200,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

     - first, from all holders of "odd lots" of less than 100 shares (not including any shares held in our 401(k) Plan) who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

     - second, after purchasing shares from the "odd lot" holders, from all other stockholders (including participants in our 401(k) Plan) who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

     - third, only if necessary to permit us to purchase 2,200,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in
       Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender on a conditional basis in the tender offer even if you tender them at or below the purchase price.

     See Section 1, Section 5 and Section 6 for additional information concerning priority, proration and conditional tender procedures.

     We will pay the purchase price net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. HOWEVER, ANY TENDERING UNITED STATES HOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE RELATED LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING UNITED STATES HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 14 REGARDING CERTAIN TAX CONSEQUENCES OF THE TENDER OFFER.

     Participants in our 401(k) Plan (the Rent-A-Center, Inc. Retirement Savings
Plan) may direct the Trustee of the plan, Intrust Bank, N.A., to tender some or all of the shares held for the participant's account by following the instructions in the "Letter to Participants in Our 401(k) Plan" furnished separately and returning the YELLOW Trustee Direction Form to Mellon Investor Services LLC, the Depositary, at least three business days prior to the expiration of the tender offer, in accordance with those instructions. The Depositary will compile all participant instructions and then deliver them to the Trustee, in order for the Trustee to act upon the instructions and tender appropriate shares. If the Depositary has not received a participant's instructions by 12:00 midnight, New York City time, on Friday, May 30, 2003, the Trustee will not tender any shares held on behalf of that participant in our 401(k) Plan. See Section 3.

     We will pay all fees and expenses incurred in connection with the tender offer by Mellon Investor Services LLC, the Depositary for the tender offer, D.
F. King & Co., Inc., the Information Agent for the tender offer, and Lehman Brothers Inc., the Dealer Manager for the tender offer. See Section 16.

     As of April 24, 2003, we had 34,959,908 issued and outstanding shares of common stock, excluding 7,900,000 shares of common stock reserved for issuance under our stock option plan. As of April 21, 2003 3,436,241 shares of our common stock were subject to outstanding options. The 2,200,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 6.3% of our shares outstanding on April 24, 2003. Our shares are listed and traded on The Nasdaq National Market under the symbol "RCII." On April 24, 2003, the last full trading day prior to the announcement of our intention to commence the tender offer, the last reported sale price of our shares was $59.22 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES. SEE SECTION 8.

                                THE TENDER OFFER

1.  NUMBER OF SHARES; PRORATION.

     On the terms and subject to the conditions of the tender offer, we will purchase up to 2,200,000 shares of our common stock or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with
Section 4 before the expiration date at a price not greater than $66.00 nor less than $60.00 per share, net to the seller in cash, without interest.

     The term "expiration date" means 5:00 p.m., New York City time, on Thursday, June 5, 2003, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the tender offer.

     In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the purchase price determined in the tender offer (which could result in the tendering stockholder receiving a purchase price per share as low as $60.00), or (2) specify the price or prices, not greater than $66.00 nor less than $60.00 per share, at which they are willing to sell their shares to us under the tender offer. Prices may be specified in increments of $0.25. Promptly following the expiration date, we will determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $66.00 nor less than $60.00 per share, that will allow us to purchase 2,200,000 shares (or such greater number of shares as we may elect to purchase) or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares in the tender offer at the same purchase price.

     We will only purchase shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price. We will return all shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense as soon as practicable following the expiration date. By following the Instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

     We reserve the right, in our sole discretion, to purchase more than 2,200,000 shares under the tender offer. In accordance with the rules of the SEC we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 700,000 shares) without amending or extending the tender offer. See Section 15.

     In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the expiration date will be subject to proration, except for "odd lots." The proration period and withdrawal rights also expire on the expiration date.

     If we:

     - increase the price to be paid for shares above $66.00 per share or decrease the price to be paid for shares below $60.00 per share,

     - increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

     - decrease the number of shares being sought for purchase in the tender offer, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given to stockholders in the manner specified in Section 15, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING COMPLETION OF THE REFINANCING OF OUR SENIOR CREDIT FACILITIES AND THE OFFERING OF OUR SENIOR SUBORDINATED NOTES. SEE SECTION 7.

     Priority of Purchases. On the terms and subject to the conditions of the tender offer, if more than 2,200,000 shares (or such greater number of shares as we may elect to purchase), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the basis set forth below:

     - First, we will purchase all shares properly tendered and not properly withdrawn by any odd lot holder who:

      - tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by such odd lot holder will not qualify for this preference); and

      - completes the box entitled "Odd Lots" in the related Letter of Transmittal.

     - Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
       Section 6, we will purchase all other shares properly tendered at or below the purchase price selected by us on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and

     - Third, only if necessary to permit us to purchase 2,200,000 shares (or such greater number of shares as we may elect to purchase), we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

     Odd Lots. For purposes of the tender offer, the term "odd lots" means all shares properly tendered at prices at or below the purchase price selected by us held by a stockholder, an Odd Lot Holder, who owns beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in our 401(k)
Plan) and so certifies in the appropriate place on the related Letter of Transmittal. To qualify for this preference, an Odd Lot Holder must tender all shares owned beneficially or of record by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in our 401(k) Plan. By accepting the tender offer, an Odd Lot Holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares on The Nasdaq National Market. Any Odd Lot Holder wishing to tender all of the Odd Lot Holder's shares pursuant to the tender offer should complete the box entitled "Odd Lots" in the Letter of Transmittal.

     We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder (including any participant in our 401(k) Plan) who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of the right, subject to applicable law.

     Proration. If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

     As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the tender offer and the number of shares we purchase from Apollo after the tender offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE TENDER OFFER.

     Purpose of the Offer. Management and the Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our business profile, assets and current market price. We believe that our current financial condition and debt capacity exceed the financial requirements of our business, including the capital requirements to improve our operations and appropriate financial flexibility for general corporate purposes.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide most of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

     The tender offer is consistent with our past practice of repurchasing shares from time to time as a means of increasing stockholder value. Between July 2002 and March 2003, we repurchased approximately 937,000 shares of our common stock for an aggregate of approximately $44.4 million in the open market pursuant to our stock repurchase program and 2,948,166 shares for approximately $59.7 million from our founder and former Chief Executive Officer between October 2001 and January 2002. Our Board of Directors has authorized us to repurchase up to an additional $55.6 million of our common stock in the open market. See Section 12.

     Depending on the results of our business operations, prevailing economic and market conditions and the market price of our shares, we currently intend to continue our repurchase program subsequent to the termination of the tender offer, regardless of the number of shares we purchase in the tender offer. Shares purchased pursuant to our repurchase program may be purchased at prices higher or lower than the tender offer price. However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration date.

     Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 12.

     Prior to commencing the tender offer we announced our intention to offer and sell $250 million aggregate principal amount of senior subordinated notes. In addition, we intend to enter into new senior secured credit facilities with a syndicate of lenders that consists of a $450 million term loan, a $120 million revolving credit facility and the right to obtain an additional term loan of up to $80 million under certain circumstances. The proceeds of the offering of senior subordinated notes, together with cash on hand, will be used to repurchase our existing 11% senior subordinated notes due 2008. The proceeds of the new senior secured credit facilities will be used to repay all borrowings under our existing senior facilities, as well as to finance the tender offer, the repurchase of shares from Apollo following the completion of the tender offer and for certain other purposes. See Section 2 and Section 9.

     Certain Effects of the Tender Offer. Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

     We have now and, after the consummation of the tender offer, the refinancing of our senior credit facilities and offering of our senior subordinated notes, will continue to have a significant amount of indebtedness. On December 31, 2002, assuming we completed the refinancing of our senior credit facilities and offering of our senior subordinated notes, we would have had total indebtedness of $700 million (of which $250 million would have consisted of the senior subordinated notes and the balance would have consisted of loans under the senior credit facilities). This level of indebtedness could have important consequences for you, including the following:

     - it will limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

     - it will limit our flexibility in planning for, or reacting to, changes in our business;

     - we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

     - it will make us more vulnerable to a downturn in our business or the economy;

     - the debt service requirements of our other indebtedness will make it more difficult for us to make payments on the senior subordinated notes;

     - a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes; and

     - there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

     In addition, the indenture for the new notes will and the indenture for our current notes and our current senior credit facilities contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Although we expect to modify those covenants in our new senior credit facilities, they will still impose restrictions. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

     After the tender offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See "Forward-Looking Statements."

     Stockholders may be able to sell non-tendered shares in the future on The Nasdaq National Market or otherwise, at a net price significantly higher than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

     Shares that we acquire pursuant to the tender offer will be held as treasury stock.

     Our purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares.

     Based upon published guidelines of The Nasdaq National Market, we do not believe that our purchase of shares in the tender offer will cause our remaining shares to cease to be authorized to be quoted on The Nasdaq National Market. The tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares may cause our common stock to cease to be authorized to be quoted on The Nasdaq National Market. See Section 7.

     Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares may cause our common stock to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 7.

     Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of our shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

3.  PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, (b) an Agent's Message as described below, in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

     IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES UNDER THE TENDER OFFER MUST COMPLETE THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" BY EITHER (1) CHECKING THE BOX IN THE SECTION ENTITLED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" OR (2) CHECKING ONE OF THE BOXES IN THE SECTION ENTITLED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER," INDICATING THE PRICE AT WHICH SHARES ARE BEING TENDERED. Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE BOX MUST BE CHECKED IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL.

     If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled "Shares Tendered at Price Determined Under the Tender Offer" in the Letter of Transmittal under the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered." Note that this election may have the effect of lowering the purchase price and could result in the tendered shares being purchased at the minimum price of $60.00 per share.

     If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the appropriate box in the section entitled "Shares Tendered at Price Determined by Stockholder" in the section captioned "Price (in Dollars) Per Share at Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the price at or below the purchase price.

     IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL OF THEIR SHARES MUST COMPLETE THE SECTION ENTITLED "ODD LOTS" IN THE LETTER OF TRANSMITTAL TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

     STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT THE NOMINEE IN ORDER TO TENDER THEIR SHARES. STOCKHOLDERS WHO HOLD SHARES THROUGH NOMINEES ARE URGED TO CONSULT THEIR NOMINEES TO DETERMINE WHETHER TRANSACTION COSTS MAY APPLY IF STOCKHOLDERS TENDER SHARES THROUGH THE NOMINEES AND NOT DIRECTLY TO THE DEPOSITARY.

     Stockholders may tender shares subject to the condition that all, a specified minimum number of shares, or none be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the tender offer and the advisability of making a conditional tender. See Section 6 and Section 14.

     Procedures for Participants in Our 401(k) Plan. Participants in our 401(k) Plan may instruct the Trustee of the plan to tender some or all of the shares allocated to a participant's account by completing a YELLOW Trustee Direction Form in accordance with the instructions in the GREEN "Letter to Participants in Our 401(k) Plan" furnished separately and returning it to the Depositary in accordance with those instructions. All documents furnished to stockholders generally in connection with the tender offer will be made available to participants whose plan accounts are credited with shares. Participants in the 401(k) Plan cannot use the Letter of Transmittal to direct the tender of shares held under our 401(k) Plan, but must use the YELLOW Trustee Direction Form included in the separate instruction letter sent to them. Participants in our 401(k) Plan who also hold shares outside of the 401(k) Plan, however, must use the BLUE Letter of Transmittal to tender shares held outside of the 401(k) Plan and must complete the YELLOW Trustee Direction Form according to the instructions in the "Letter to Participants in Our 401(k) Plan" for shares held under the 401(k) Plan.

     Our 401(k) Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the 401(k) Plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of the tender offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on The Nasdaq National Market on the expiration date. This could result in such shares not being purchased in the tender offer.

     Delivery of a Letter of Transmittal by a participant in the 401(k) Plan does not constitute proper tender of his or her shares held under the 401(k) Plan. Proper tender for shares held in the 401(k) Plan can only be made by a YELLOW Trustee Direction Form, instructing the Trustee, which is the record owner of the shares held in the plan to tender the shares. We have been advised that if the Depositary has not received a participant's instructions at least three business days prior to the expiration date, the Depositary will not be able to provide the information necessary to the Trustee in a timely manner in order for the Trustee to tender any shares held on behalf of a participant in the 401(k) Plan. Therefore the YELLOW Trustee Direction Form must be received by the Depositary at least three business days in advance of the expiration of the tender offer. The tender offer is scheduled to expire on Thursday, June 5, 2003, thus, it is anticipated that the YELLOW Trustee Direction Forms must be received by the Depositary no later than Thursday, June 5, 2003, unless the tender offer is extended.

     The proceeds received by the 401(k) Plan from any tender of shares from a participant's plan account will be deposited in the Rent-A-Center, Inc. 401(k) Retirement Savings Plan trust account until the participant allocates the purchase price among the various investment funds under the 401(k) Plan in the usual manner.

     Participants in our 401(k) Plan are urged to read the separate GREEN instruction letter and related materials carefully.

     STOCKHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if:

     - the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" on the Letter of Transmittal; or

     - shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing constituting an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program, ATOP, of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, an Agent's Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the expiration date. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry transfer confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     Participants in the Book-Entry Transfer Facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that stockholder.

     Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, we will return certificates for unpurchased shares as soon as practicable after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notification.

     Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of our common stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the common stock, or equivalent securities at least equal to the common stock, being tendered, and (2) the tender of common stock complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender common stock for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to a tender on behalf of another person. Our acceptance for payment of common stock tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the tender offer.

     Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact Mellon Investor Services LLC, the Depositary and transfer agent for our shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. STOCKHOLDERS ARE REQUESTED TO CONTACT MELLON INVESTOR SERVICES LLC IMMEDIATELY IN ORDER TO PERMIT TIMELY PROCESSING OF THIS DOCUMENTATION.

     Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. ANY CERTIFICATES DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED. The YELLOW Trustee Direction Form required to tender shares held under our 401(k) Plan must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. ANY TRUSTEE DIRECTION FORMS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after Monday, June 23, 2003.

     For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notification.

     Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the GREEN "Letter to Participants in Our 401(k) Plan" sent to them separately.

     Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

     If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     On the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will:

     - determine the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

     - accept for payment and pay for (and thereby purchase) up to 2,200,000 shares (or such greater number of shares as we may elect to purchase) properly tendered at prices at or below the purchase price and not properly withdrawn.

     For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

     On the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made as soon as practicable, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

     - certificates for shares or a timely book-entry confirmation of shares into the Depositary's account at the Book-Entry Transfer Facility;

     - a properly completed and duly executed Letter of Transmittal, an Agent's Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

     - any other required documents.

     We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder at our expense. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING, BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

     ANY TENDERING UNITED STATES HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAID TO THE UNITED STATES HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 14.

6.  CONDITIONAL TENDER OF SHARES.

     Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. We urge each stockholder to consult with his or her own financial or tax advisors.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 2,200,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 2,200,000 (or such greater number of shares as we may elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 2,200,000 shares (or such greater number of shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the expiration date any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

     - we are unable to close on the refinancing and increasing of our senior credit facilities with a new $450 million term loan, a $120 million revolving line of credit and the right to obtain an additional term loan of up to $80 million in certain circumstances and the sale of at least $250 million aggregate principal amount of our senior subordinated notes, each on terms acceptable to us;

     - there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

      - challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

      - in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the tender offer to us;

     - there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

      - make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

      - delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; or

      - materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business or materially impair the contemplated benefits of the tender offer to us;

     - there has occurred any of the following:

      - any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

      - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      - the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism;

      - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

      - any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our or our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the tender offer to us;

      - in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof; or

     - a tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

     - we learn that:

      - any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before April 28,
        2003); or

      - any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 28, 2003, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

     - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

     - any change or changes have occurred or are threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has or could have a material adverse effect on the benefits of the tender offer to us; or

     - the consummation of the tender offer and the purchase of the shares may cause the shares to cease to be authorized to be quoted on The Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties.

8.  PRICE RANGE OF SHARES; DIVIDENDS.

     Our common stock is listed and traded on The Nasdaq National Market under the trading symbol "RCII." The following table sets forth, for the fiscal quarters indicated, the high and low reported sale prices of our common stock on The Nasdaq National Market. We have not declared any dividends on our common stock since the date of our initial public offering.

                                                               HIGH       LOW
                                                              -------   -------
2001
First Quarter...............................................  $47.438   $30.625
Second Quarter..............................................   53.850    33.063
Third Quarter...............................................   53.050    21.250
Fourth Quarter..............................................   34.300    18.970
2002
First Quarter...............................................  $52.000   $30.750
Second Quarter..............................................   63.870    48.510
Third Quarter...............................................   59.310    45.090
Fourth Quarter..............................................   52.930    37.650
2003
First Quarter...............................................  $57.300   $43.540
Second Quarter (through April 25, 2003).....................   60.970    53.380

     On April 24, 2003, the last full trading day before the announcement of our intention to commence the tender offer, the last reported sale price of our common stock on The Nasdaq National Market was $59.22. On April 25, 2003, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on The Nasdaq National Market was $60.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

9.  SOURCE AND AMOUNT OF FUNDS; RECAPITALIZATION TRANSACTIONS.

     Source and Amount of Funds. Assuming that we purchase 2,200,000 shares in the tender offer at the maximum specified purchase price of $66.00 per share, $145.2 million will be required to purchase such shares. We expect that the maximum aggregate costs, including all fees and expenses applicable to the tender offer, will be approximately $146 million. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, from cash on hand and by borrowing up to approximately $200 million under a new $450 million term loan facility. The tender offer is conditioned upon the successful refinancing of our current senior credit facilities and the offering of our senior subordinated notes described below. See Section 7. We do not have alternate financing arranged in the event the refinancing of our current senior credit facilities does not take place.

     Recapitalization. Prior to commencing the tender offer we announced our intention to offer and sell $250 million in aggregate principal amount of senior subordinated notes. In addition, we intend to enter into new senior secured credit facilities with a syndicate of lenders that consists of a $450 million term loan, a $120 million revolving credit facility and the right to obtain an additional term loan of up to $80 million under certain circumstances. The proceeds of the offering of our senior subordinated notes, together with cash on hand, will be used to repurchase our existing 11% senior subordinated notes due 2008. The proceeds of the new senior credit facilities will be used to repay all borrowings under our existing senior facilities, as well as to finance the tender offer, the repurchase of shares from Apollo following the completion of the tender offer and for certain other purposes. See Section 2 and
Section 9.

     New Senior Credit Facilities. We intend to enter into new senior credit facilities with a syndicate of lenders led by Lehman Commercial Paper Inc. as administrative agent. Under the new senior secured credit facilities, we expect to borrow $450 in a term loan, and to have a $120 million revolving credit facility and the right to obtain an additional term loan of up to $80 million under certain circumstances.

     We expect borrowings under the new senior secured credit facilities to bear interest at varying rates equal to a percentage amount over LIBOR or a base rate. To reduce our risk because of floating-rate interest obligations, we may enter into interest rate protection agreements. We expect the new senior secured credit facilities to be secured by a perfected first priority security interest in substantially all of our tangible and intangible assets including intellectual property, owned real property, and the capital stock of our direct and indirect subsidiaries. We also expect that the new senior credit facilities will be unconditionally guaranteed by each of our direct and indirect domestic subsidiaries.

     It is likely that our new senior credit facilities will contain covenants that limit our ability to:

     - incur debt (including subordinated debt), excluding the senior subordinated notes we are offering;

     - repurchase our capital stock and senior subordinated notes generally;

     - incur liens or other encumbrances;

     - merge, consolidate or sell substantially all our property or business;

     - sell assets, other than inventory;

     - make investments or acquisitions unless we meet financial tests and other requirements;

     - make capital expenditures; or

     - enter into a new line of business.

     The new senior secured credit facilities will likely require us to comply with financial covenants, such as a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. We also expect the new senior credit facilities to include customary events of default.

     We have no plans or arrangements to refinance or repay the loans under the new senior credit facilities other than pursuant to its terms.

     Notes Offering. Prior to commencing the tender offer, we announced our intention to offer and sell $250 million aggregate principal amount of senior subordinated notes. These new senior subordinated notes are likely to be seven year notes and pay interest at a rate below that of our existing senior subordinated notes. Our obligations under the notes are likely to be fully and unconditionally guaranteed on a senior subordinated basis by all of our existing and future domestic subsidiaries. In addition, we anticipate the indenture for these new notes will place certain restrictions on our ability to:

     - incur additional debt;

     - make restricted payments;

     - allow restrictions on the ability of certain subsidiaries to make distributions;

     - sell assets;

     - enter into certain transactions with affiliates;

     - create liens; and

     - enter into sale/leaseback transactions.

     STATEMENTS IN THIS OFFER TO PURCHASE REGARDING THE NOTES OFFERING SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE SECURITIES TO BE OFFERED IN THE NOTES OFFERING HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES, ABSENT REGISTRATION ON AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS. THOSE SECURITIES WILL ONLY BE OFFERED THROUGH THE MEANS OF AN OFFERING MEMORANDUM.

     Offer to Purchase Subordinated Notes. We are currently offering to purchase any and all of our $272.3 million of outstanding 11% senior subordinated notes due August 15, 2008. We intend to optionally redeem on August 15, 2003, in accordance with the terms of the indenture governing the notes, all of the notes that remain outstanding after the expiration of the debt tender offer at the applicable redemption price of 105.5% of the principal amount thereof, plus interest accrued and unpaid to the redemption date. This statement of intent shall not constitute a notice of redemption under the indenture for those notes. A notice of redemption, if made, will only be made in accordance with the applicable provisions of the indenture.

     In the debt tender offer, we will pay 107.5% of the principal amount of the notes plus accrued interest to the holders that validly tender the notes prior to April 30, 2003, unless extended or earlier terminated by us. We will pay 105.5% of the principal amount of the notes plus accrued interest to the holders of the notes that validly tender their notes prior to May 20, 2003, unless extended or earlier terminated by us.

     The debt tender offer is subject to receipt of cash from the offering of our senior subordinated notes or other available sources of cash, on terms acceptable to us, together with cash on hand, sufficient to purchase the notes validly tendered in the debt tender offer.

     Statements in this Offer to Purchase regarding the debt tender offer shall not constitute a tender offer for the notes.

10.  CERTAIN FINANCIAL INFORMATION.

     We incorporate by reference the financial statements and notes thereto on pages F-3 through F-29 of our Annual Report on Form 10-K for the Year ended December 31, 2002.

     Summary Historical Consolidated Financial Information. The summary historical consolidated financial information for fiscal years 2001 and 2002 has been derived from our audited consolidated financial statements contained in our Annual Reports on Form 10-K for the years ended December 31, 2001, and December 31, 2002. This information should be read in conjunction with and is qualified in its entirety by reference to such audited statements and the related notes thereto.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           YEAR ENDED
                                                              -------------------------------------
                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                                   AUDITED             AUDITED
                                                              -----------------   -----------------
Income Statement Data
Revenue
  Store.....................................................     $1,952,738          $1,749,060
  Franchise.................................................         57,306              59,468
                                                                 ----------          ----------
Total Revenue...............................................     $2,010,044          $1,808,528
Net Earnings................................................     $  172,173          $   66,217
Weighted Average Shares.....................................         36,346              37,079
Per Share Data
  Basic earnings per share of common stock..................     $     5.51          $     1.97
  Diluted earnings per share of common stock................           4.74                1.79
  Book value per share of common stock......................          23.17               10.93
Ratio of earnings to fixed charges(1).......................            3.9x                2.3x
Balance Sheet Data
  Rental merchandise, net...................................     $  631,724          $  653,701
  Intangible assets, net....................................        743,852             711,096
  Total assets..............................................      1,616,052           1,619,920
  Total debt................................................        521,330             702,506
  Total liabilities.........................................        773,650             922,632
  Redeemable convertible voting preferred stock.............              2             291,910
  Stockholders equity.......................................     $  842,400          $  405,378

---------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income tax expense, plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-fourth of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

     Summary Unaudited Pro Forma Consolidated Financial Information. The summary unaudited pro forma consolidated financial information gives effect to the purchase of shares pursuant to the tender offer as if such purchase had occurred at the dates indicated based on certain assumptions, including the completion of the senior subordinated notes offering, the completion of the refinancing of our senior credit facilities, the purchase of shares from Apollo, and the purchase of all of our current senior subordinated notes. This information should be read in conjunction with the summary historical consolidated financial information, Form 10-K and related notes referred to earlier. These estimated financial effects of the repurchase are not necessarily indicative of either our financial position or the results of our operations, which would actually have been obtained, had the purchase of shares pursuant to this tender offer and related refinancing been completed at the date indicated, or, be obtained in the future. The summary unaudited pro forma consolidated financial information has been included herein as required by the rules of the SEC and is for comparative purposes only.

     The pro forma financial information below goes beyond historical information and may provide an indication of future results. To the extent that they are forward-looking statements within the meaning of Section 21E of the Exchange Act, they are subject to factors that could cause actual results to differ from those in the forward-looking statement. See "Forward-Looking Statements."

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        YEAR ENDED
                                                                    DECEMBER 31, 2002
                                                     ------------------------------------------------
                                                                      ASSUMED            ASSUMED
                                                     HISTORICAL   $60.00 PER SHARE   $66.00 PER SHARE
                                                      AUDITED      PURCHASE PRICE     PURCHASE PRICE
                                                     ----------   ----------------   ----------------
Income Statement Data
Revenue
  Store............................................  $1,952,738      $1,952,738         $1,952,738
  Franchise........................................      57,306          57,306             57,306
                                                     ----------      ----------         ----------
Total Revenue......................................   2,010,044       2,010,044          2,010,044
Net Earnings.......................................  $  172,173      $  172,173         $  172,173
Weighted Average Shares............................      36,346          33,186             33,186
Per Share Data
  Basic earnings per share of common stock.........  $     5.51      $     6.18         $     6.18
  Diluted earnings per share of common stock.......        4.74            5.19               5.19
  Book value per share of common stock.............       23.17           19.67              19.10
Ratio of earnings to fixed charges.................         3.9x            4.7x               4.7x
Balance Sheet Data
  Rental merchandise, net..........................  $  631,724      $  631,724         $  631,724
  Intangible assets, net...........................     743,852         743,852            743,852
  Total assets.....................................   1,616,052       1,605,122          1,586,122
  Total debt.......................................     521,330         700,000            700,000
  Total liabilities................................     773,650         952,320            952,320
  Redeemable convertible voting preferred stock....           2               2                  2
  Stockholders equity..............................     842,400         652,800            633,800

11.  CERTAIN INFORMATION CONCERNING US.

     Company Overview. We are the largest operator in the United States rent-to-own industry with an approximate 31% market share based on store count. For fiscal year 2002, we had sales of $2.01 billion and adjusted EBITDA of $395.9 million, compared to fiscal year 2001, in which we had sales of $1.81 billion and adjusted EBITDA of $304.7 million. We recorded same store sales growth of 6% in 2002, which was driven by increased customer accounts and higher revenue per customer. At March 31, 2003, we operated 2,542 company-owned stores nationwide and in Puerto Rico, including 23 stores in Wisconsin operated by our subsidiary Get It Now, LLC under the name "Get It Now." Another of our subsidiaries, ColorTyme, Inc., is a national franchisor of rent-to-own stores. At March 31, 2003, ColorTyme had 317 franchised stores in 40 states, 305 of which operated under the ColorTyme name and 12 of which operated under the Rent-A-Center name. These franchise stores represent a further 4% market share based on store count.

     Our stores generally offer high quality, durable products such as home electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. Our sales mix in 2002 was 42% electronics, 32% furniture, 16% appliances and 10% computers. These rental purchase agreements are designed to appeal to a wide variety of customers by allowing them to obtain merchandise that they might otherwise be unable to obtain due to insufficient cash resources or a lack of access to credit. These agreements also cater to customers who only have a temporary need or who simply desire to rent rather than purchase the merchandise. Get It Now offers our merchandise on an installment sales basis in Wisconsin. We offer well known brands such as Philips, Sony, JVC, Toshiba and Mitsubishi home electronics, Whirlpool appliances, Dell, IBM, Compaq and Hewlett-Packard computers and Ashley, England, Berkline and Standard furniture.

     We offer high levels of customer service at no charge, including repair, pick-up and delivery. Our customers benefit from the ability to return merchandise at any time without further obligation and make payments that build toward ownership. We estimate that approximately 62% of our business is from repeat customers.

     Our principal executive offices are located at 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024. Our telephone number is (972) 801-1100.

     Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

     Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

RENT-A-CENTER'S SEC FILINGS                                         PERIOD
---------------------------                                         ------
Annual Report on Form 10-K............................   Year ended December 31, 2002
Proxy Statement.......................................   Filed on April 18, 2003
Current Report on Form 8-K............................   Filed on April 23, 2003

     All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to the termination of the tender offer shall also be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024, telephone: (972) 801-1100. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

12. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     Beneficial Ownership. As of April 24, 2003, we had 34,959,908 issued and outstanding shares of common stock excluding 7,900,000 shares of common stock reserved for issuance under our stock option plan. As of April 21, 2003, 3,436,241 shares of common stock were subject to outstanding options. The 2,200,000 shares that we are offering to purchase represent approximately 6.3% of the shares outstanding on April 24, 2003. As of April 24, 2003, our directors and executive officers as a group (11 persons) beneficially owned 1,455,606 shares (which number includes 233,463 shares issuable upon exercise of options which are currently exercisable, or 4.15% of the total outstanding shares of our common stock). Our directors and executive officers have advised us that they will not tender any shares in the tender offer. The following table sets forth, as to each director or executive officer (i) the number of shares and percentage beneficially owned as of April 24, 2003 (including shares under exercisable options or held in such person's 401(k) account); (ii) assuming we purchase 2,200,000 shares of common stock and that no director or executive officer tenders any shares under the tender offer, the percentage beneficially owned after consummation of the tender offer, and (iii) assuming we purchase approximately 960,000 shares from Apollo after the completion of the tender offer.

                                                                                            PERCENTAGE OWNERSHIP
                                                               PERCENTAGE OWNERSHIP          AFTER TENDER OFFER
                                                                AFTER TENDER OFFER          AND APOLLO PURCHASE
                                  SHARES OF COMMON STOCK      (ASSUMING THE COMPANY        (ASSUMING THE COMPANY
                                    BENEFICIALLY OWNED              PURCHASES                    PURCHASES
                                 ------------------------        2,200,000 SHARES             2,200,000 SHARES
NAME AND ADDRESS                                 PERCENT        AND NO DIRECTOR OR           AND NO DIRECTOR OR
OF BENEFICIAL OWNER               NUMBER         OF CLASS   EXECUTIVE OFFICER TENDERS)   EXECUTIVE OFFICER TENDERS)
-------------------              ---------       --------   --------------------------   --------------------------
Mark E. Speese(1)..............  1,210,832(2)      3.46%               3.69%                        3.80%
Mitchell E. Fadel(1)...........     99,674(3)         *                   *                            *
Dana F. Goble(1)...............     24,579(4)         *                   *                            *
Robert D. Davis(1).............     12,499(5)         *                   *                            *
Christopher A. Korst(1)........      5,121(6)         *                   *                            *
Anthony M. Doll(1).............      5,688(7)         *                   *                            *
David G. Ewbank(1).............      4,375(6)         *                   *                            *
J.V. Lentell(1)................     28,000(6)         *                   *                            *
Mary Elizabeth Burton(1).......      9,000(6)         *                   *                            *
Laurence M. Berg...............     25,000(6)(8)      *                   *                            *
Peter P. Copses................     25,000(6)(8)      *                   *                            *
Andrew S. Jhawar...............     14,000(6)(8)      *                   *                            *
All executive officers and
  directors as a group (11
  total).......................  1,455,606(8)(9)   4.14%               4.41%                        4.54%

---------------

 *  Less than 1%

(1) The address for Messrs. Speese, Fadel, Goble, Davis, Korst, Doll, Ewbank, Lentell and Ms. Burton is 5700 Tennyson Parkway, Fourth Floor, Plano, Texas 75024.

(2) Includes (A) 833,878 shares held directly by Mr. Speese, (B) 34,000 shares underlying stock options which are currently exercisable, (C) 91,154 shares held by the Mark Speese 2000 Grantor Retained Annuity Trust, a trust organized under the laws of the State of Texas, of which Mr. Speese is the sole trustee, (D) 91,186 shares held by the Carolyn Speese 2000 Grantor Retained Annuity Trust, a trust organized under the laws of the State of Texas, of which Mr. Speese is the sole trustee, (E) 158,814 shares held by his spouse, Carolyn Speese and (F) 1,800 shares held by his children. Mr. Speese disclaims beneficial ownership of the 1,800 shares held by his children.

(3) Includes 56,250 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

(4) Includes 23,750 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

(5) Includes 11,563 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

(6) Includes 5,000 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are exercisable.

(7) Includes 5,000 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

(8) Messrs. Berg, Copses and Jhawar are Vice Presidents of Apollo Management, L.P. Accordingly, each of Messrs. Berg, Copses and Jhawar may be deemed to beneficially own shares owned by Apollo. Messrs. Berg, Copses and Jhawar each disclaim beneficial ownership with respect to any such shares owned by Apollo. The address for Messrs. Berg, Copses and Jhawar is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

(9) Includes 233,463 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

     Apollo beneficially owns 7,001,973 shares of our common stock. The address of Apollo is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067. Of the 7,001,973 shares of common stock beneficially owned by Apollo, 70 shares represent the shares of common stock into which the preferred stock is convertible. Apollo owns two shares of our preferred stock, which represent 100% of the outstanding shares of our preferred stock.

     Agreements, Arrangements or Understandings. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to April 28, 2003, except for routine purchases for the accounts of executive officers under the 401(k) Plan.

     Following is a list of the number of shares and average purchase price per share for each of the shares we purchased in the 60 days prior to April 28, 2003:

                                                                         PRICE
                            DATE                              SHARES   PER SHARE
                            ----                              ------   ---------
March 3, 2003...............................................  30,000    $49.175
March 4, 2003...............................................  26,600    $48.156
March 5, 2003...............................................  50,000    $47.927
March 6, 2003...............................................  50,000    $49.030

     Each of the shares listed above was purchased in an open market transaction.

     Agreement to Purchase Apollo Shares. We entered into a stock purchase and exchange agreement with Apollo on April 25, 2003, prior to the first public communication regarding the tender offer, whereby we will purchase shares from Apollo on the eleventh business day following the consummation of the tender offer. We agreed to purchase a number of shares sufficient to cause Apollo's aggregate percentage ownership of our common stock to be reduced from approximately 20.03% to 19.0% on a issued and outstanding basis. The price for the shares purchased from Apollo will be the same as that paid in the tender offer. However, Apollo will not be obligated to sell any shares under its agreement unless it would be entitled to sell at least 666,667 shares. Approximately 950,000 shares must be validly tendered by stockholders participating in the tender offer in order to result in Apollo selling at least 666,667 shares. The tender offer is not conditioned on the tender of any minimum number of shares.

     Stockholders Agreement. We entered into a stockholders agreement dated as of August 5, 1998, with Apollo, Mark E. Speese and certain other persons which was last amended as of December 31, 2002. The stockholders agreement provides Apollo the right to designate three individuals to be nominated to our Board of Directors to stand for election with the other nominees of management at each annual meeting of stockholders. The stockholders agreement also provides that the affirmative vote of the Apollo nominees to the Board of Directors is required for any proposal to:

     - increase the number of authorized shares of preferred stock or authorize the issuance or issue shares of preferred stock other than to Apollo;

     - issue any new class or series of equity security;

     - amend, alter or repeal the designations, preferences and relative rights and limitations and restrictions of the preferred stock;

     - amend, alter or repeal any of the provisions of our charter documents in a manner that would negatively impact Apollo;

     - redeem, purchase or otherwise acquire for value, or set apart money or other property for any mandatory purchase or other analogous fund for the redemption, purchase or acquisition of any shares of common stock, or declare or pay any dividend or make any distribution on our shares of common stock;

     - cause our number of directors to be greater than eight;

     - enter into an agreement with any of our affiliates with a value in excess of $5 million;

     - effect a voluntary liquidation, dissolution or winding-up;

     - agree to a sale of all or substantially all of our assets, unless certain conditions are met; or

     - enter into any merger or consolidation or other business combination, unless certain conditions are met.

     In connection with the Apollo stock purchase and exchange agreement, we agreed to exchange Apollo's Series A preferred stock for a Series C preferred stock, which is substantially the same as the Series A, but will not have the right to elect any directors voting as a single class. We, Apollo and Mark E. Speese agreed to make conforming amendments to our stockholders agreement, which we expect will continue to provide Apollo the right to designate three individuals to stand for election to our Board of Directors.

     Registration Rights Agreement. We entered into a Registration Rights Agreement, dated as of August 5, 1998, with Apollo which was last amended as of December 31, 2002. The registration rights agreement provides Apollo with two demand registration rights for their common stock and an unlimited number of piggy-back registration rights. We agreed to make necessary conforming amendments in connection with the exchange of our Series A preferred stock for Series C preferred stock contemplated by the Apollo stock purchase and exchange agreement.

     Stock Option Plan. We have one stock option plan, the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan, for the benefit of certain key employees, consultants and directors. The plan provides the Board of Directors broad discretion in creating equity incentives. Under the plan, 7,900,000 shares of our common stock are reserved for issuance, and as of April 21, 2003, 3,436,241 shares were subject to outstanding options. Options granted to employees under the plan become exercisable over a period of one to four years from the date of grant and may be exercised up to a maximum of ten years from date of grant. Options granted to directors are exercisable immediately. There have been no grants of stock appreciation rights, and all options have been granted with fixed prices.

     Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See Section 9.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the tender offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

14.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of the tender offer, the Code, existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders, persons who are subject to alternative minimum tax, or persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of stock options or under a tax-qualified retirement plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

     In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO YOU OF PARTICIPATING IN THE TENDER OFFER.

     For purposes of this summary, a "United States Holder" is a beneficial owner of shares that for United States federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for federal income tax purposes.

     A "Non-United States Holder" is a beneficial owner of shares other than a United States Holder.

     Sale and Exchange. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. If an exchange of shares for cash by a United States Holder pursuant to the tender offer is treated as a sale or exchange of such shares for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the United States Holder's adjusted tax basis in the shares purchased by us. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeds one year. The deductibility of capital losses may be subject to limitations.

     The receipt of cash by a stockholder pursuant to the tender offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange:

     - is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code;

     - is a "substantially disproportionate" redemption with respect to the holder under Section 302(b)(2) of the Code; or

     - results in a "complete termination" of the holder's stock interest in Rent-A-Center under Section 302(b)(3) of the Code.

     In determining whether any of these tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that are owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as shares that may be acquired through options that it owns). Furthermore, stockholders should note that shares purchased from Apollo after the tender offer pursuant to the stock purchase and exchange agreement should be considered part of the same plan of redemption for United States federal income tax purposes as the tender offer and such subsequent purchase may also affect whether the tests under Section 302(b) of the Code are satisfied.

     A distribution to a stockholder will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in Rent-A-Center. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the tender offer, a United States Holder whose relative stock interest (actual or constructive) in Rent-A-Center is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Rent-A-Center (including any ownership of shares constructively owned), the holder generally should be regarded as having suffered a "meaningful reduction" in its interest in Rent-A-Center.

     Satisfaction of the "substantially disproportionate" and "complete termination" exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code.

     A distribution to a stockholder will be "substantially disproportionate" if the percentage of our outstanding voting stock actually and constructively owned by the stockholder immediately following the exchange of shares pursuant to the tender offer (treating shares exchanged pursuant to the tender offer as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the stockholder immediately before the exchange (treating shares exchanged pursuant to the tender offer as outstanding), and immediately following the exchange the stockholder actually and constructively owns less than 50% of the total combined voting power of Rent-A-Center.

     A distribution to a stockholder will result in a "complete termination" if either (1) all of the shares actually and constructively owned by the stockholder are exchanged pursuant to the tender offer or (2) all of the shares actually owned by the stockholder are exchanged pursuant to the tender offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code.

     Contemporaneous dispositions or acquisitions of stock by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code are satisfied. Each stockholder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Thus, proration, as well as our subsequent purchase and exchange of shares pursuant to the stock purchase and exchange agreement described in Section 12, may affect whether the surrender by a stockholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

     In consulting with their tax advisors, stockholders should strongly consider the advisability of conditioning the purchase of their tendered shares in the tender offer upon our purchase of all or a sufficient number of shares actually and constructively owned by such holder if necessary to produce the desired tax treatment.

     Dividend. If a United States Holder's exchange of shares for cash pursuant to the tender offer does not constitute a sale or exchange, the receipt of cash by such holder pursuant to the tender offer will be treated as a dividend, taxable as ordinary income, to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares exchanged in the tender offer. Any remaining amount after the United States Holder's tax basis in both the stock exchanged in the tender offer and the stock retained by the United States Holder, if any, has been reduced to zero will be taxable as capital gain (which will be long-term capital gain if the holder has held the shares for more than one year at the time of the exchange). The United States Holder's tax basis (after the adjustment described in the previous sentence) in the stock exchanged in the tender offer generally will be transferred to any of its remaining stock in Rent-A-Center, subject to, in the case of corporate stockholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual stock ownership in Rent-A-Center (having a stock interest only constructively), the holder may lose the benefit of the holder's adjusted tax basis in its shares, as such adjusted tax basis will be transferred to the shares owned constructively. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of
Section 1059 of the Code.

     The trust under the 401(k) Plan is intended to be exempt from federal income taxation. Accordingly, such trust will not be taxable upon the receipt of any cash proceeds pursuant to the tender offer. The shares of our common stock allocated to participants' accounts under our 401(k) Plan are employer securities as defined in the Code. If a lump sum distribution from a 401(k) Plan includes employer securities, the participant has the option of deferring federal income tax after the distribution of the common stock on the increase in value of the common stock that occurred while it was held in the plan. In addition, the increase in value of the common stock that occurred while it was held in the plan may be taxed at long-term capital gains rates rather than ordinary income tax rates.

     United States Federal Income Tax Information Reporting and Backup Withholding. Payments made to holders in the tender offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to withhold 30% of the amount of the purchase price paid to certain stockholders (who are not "exempt" recipients) pursuant to the tender offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. See Instructions 14 and 15 of the Letter of Transmittal.

     Certain "exempt" recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the Depositary. See the Instructions to the Letter of Transmittal.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury regulations.

     If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-United States Holder, the holder generally will not be subject to United States federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

     - the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

     - in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

     - in the case of a Non-United States Holder who owns or has owned during the relevant statutory period more than 5% of our stock, we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

     We do not believe that we have been or currently are a "U.S. real property holding corporation."

     Withholding For Non-United States Holders. The Depositary generally will treat the cash received by a Non-United States Holder participating in the tender offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States.

     In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States, a Non-United States Holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine a stockholder's withholding status based on such forms or other statements, unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in this Section 14 as if it were a United States Holder (and for certain corporate holders under certain circumstances, the branch profits tax).

     A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

     Tax Return Disclosure And Investor List Requirements. Final regulations require a stockholder that recognizes a loss on the exchange of shares pursuant to the tender offer that exceeds $2 million for individuals, $5 million for partnerships and S corporations and $10 million for corporations to disclose the transaction and certain other information on IRS Form 8886 if such taxpayer's basis in such shares does not constitute "qualifying basis" and certain other conditions are met. The regulations also require "material advisors" to such a transaction to maintain records (including participant lists) and furnish such records to the IRS on demand. Legislation has been proposed that, if enacted, would impose significant penalties for failure to comply with these requirements.

     You should consult your own tax advisors concerning any possible disclosure obligation with respect to your exchange of shares.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in
Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in
Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

     If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule provides that if

     - we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

     - the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then in each case the tender offer will be extended until the expiration of the period of ten business days.

16.  FEES AND EXPENSES.

     We have retained Lehman Brothers Inc. to act as the Dealer Manager in connection with the tender offer. Lehman Brothers Inc. will receive a reasonable and customary fee for these services. We also have agreed to reimburse Lehman Brothers Inc. for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Lehman Brothers Inc. against liabilities in connection with the tender offer, including liabilities under the federal securities laws. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities. Lehman Brothers Inc. and its affiliates have provided in the past, and are currently providing, investment banking and financial advisory services to us and our affiliates. Lehman Brothers Inc. and its affiliates have and will receive customary fees for such services.

     We have retained D. F. King & Co., Inc. to act as Information Agent and Mellon Investor Services LLC to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

     We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

17.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 11 with respect to information concerning our company.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, OR THE INFORMATION AGENT.

Dated: April 28, 2003                     RENT-A-CENTER, INC.

     The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

                        The Depositary for the Offer is:

                          MELLON INVESTOR SERVICES LLC

       By Hand Delivery             By Overnight Delivery:                 By Mail:
   120 Broadway, 13th Floor           85 Challenger Road                P. O. Box 3301
   New York, New York 10271            Mail Drop-Reorg.                South Hackensack,
   Attn: Reorganization Dept      Ridgefield Park, New Jersey          New Jersey 07606
                                             07660                Attn: Reorganization Dept.
                                  Attn: Reorganization Dept.

                            Facsimile Transmission:
                                 (201) 296-4293

                   Confirm Receipt of Facsimile By Telephone:
                                 (201) 296-4860

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the tender offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                 48 WALL STREET
                               NEW YORK, NY 10005
                     BANKS AND BROKERS CALL: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: (800) 431-9642

                      The Dealer-Manager for the Offer is:

                                LEHMAN BROTHERS
                               745 SEVENTH AVENUE
                                   2ND FLOOR
                            NEW YORK, NEW YORK 10019
                           TOLL FREE: (800) 524-4462
                             ATTENTION: KEVIN BLUM